                            SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
[X] Filed by the Registrant
[ ] Filed by a Party other than the Registrant
Check the appropriate box:
[ ] Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only
    (as permitted by Rule 14a-6(e)(2))
[ ] Definitive Proxy Statement
[X] Definitive Additional Materials
[ ] Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12
                             Baby Superstore, Inc.
                (Name of Registrant as Specified In Its Charter)
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant) Payment of Filing Fee (Check the appropriate box):
[X] No fee required.
[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

       1)  Title of each class of securities to which transaction applies:
       2)  Aggregate number of securities to which transaction applies:
       3)  Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
       4)  Proposed maximum aggregate value of transaction:
       5)  Total fee paid:

[ ] Fee paid previously with preliminary materials.
[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

       1)  Amount Previously Paid: $
       2)  Form, Schedule or Registration Statement No.:
       3)  Filing Party:
       4)  Date Filed:

                   Certain Balance Sheet and Income Statement
           Information of Baby Superstore, Inc. and Toys "R" Us, Inc.
        and Certain Balance Sheet Information of BSST Acquisition Corp.
     Attached are copies of the balance sheets of Baby Superstore, Inc. (the "Company") as of January 25, 1995 and January 31, 1996 and income statements of the Company for the fiscal years ended January 26, 1994, January 25, 1995 and January 31, 1996, along with the accompanying notes, copies of the balance sheets of Toys "R" Us Inc. ("Toys "R" Us") as of January 28, 1995 and February 3, 1996 and income statements of Toys "R" Us for the fiscal years ended January 29, 1994, January 28, 1995 and February 3, 1996, along with the accompanying notes, and a copy of the balance sheet of BSST Acquisition Corp. ("Sub") as of December 30, 1996, which are being provided to shareholders of the Company pursuant to Section 33-11-103 of the South Carolina Business Corporation Act, along with the Proxy Statement/Prospectus (the "Proxy Statement/Prospectus") dated December 30, 1996 with respect to the proposed merger of Sub into the Company, with the Company continuing as the surviving corporation and becoming a wholly owned subsidiary of Toys "R" Us (the "Merger"). Sub is a newly-formed wholly owned subsidiary of Toys "R" Us which was formed solely for the purpose of effecting the Merger and to date has not conducted any operations other than in connection with the Merger. Because Sub has not yet conducted any operations or completed a fiscal year, income statements of Sub are unavailable and balance sheets of Sub are unavailable as of the close of the last two fiscal years. Instead, a balance sheet of Sub as of December 30, 1996 -- the most recent practicable date -- is attached.
     The foregoing information set forth herein for the Company is derived from the Company's Annual Report on Form 10-K for the fiscal year ended January 31, 1996 as filed with the Securities and Exchange Commission (the "Commission") on April 30, 1996 and as amended by the Form 10-K/A filed on September 11, 1996 (collectively, the "Company 10-K"), and does not set forth information with respect to periods subsequent to January 31, 1996. The foregoing information set forth herein for Toys "R" Us is derived from Toys "R" Us' Annual Report on Form 10-K for the fiscal year ended February 3, 1996 filed with the Commission on April 25, 1996 (the "Toys "R" Us 10-K"), and does not set forth information with respect to periods subsequent to February 3, 1996. The full texts of the Company 10-K and the Toys "R" Us 10-K are available and may be obtained as described in the Proxy Statement/Prospectus under "Available Information" and "Incorporation of Certain Documents by Reference." For information respecting the Company for periods subsequent to January 31, 1996, shareholders of the Company are referred to the information set forth in and incorporated by reference in the Proxy Statement/Prospectus, including the balance sheet of the Company as of October 30, 1996 and the income statements of the Company for the thirteen- and thirty-nine week periods ended October 30, 1996, set forth in the Company's Quarterly Report on Form 10-Q for the period ended October 30, 1996 which is incorporated by reference in the Proxy Statement/Prospectus. For information respecting Toys "R" Us for periods subsequent to February 3, 1996, shareholders of the Company are referred to the information set forth in and incorporated by reference in the Proxy Statement/Prospectus. See "Incorporation of Certain Documents by Reference" and "Selected Financial Data" in the Proxy Statement/Prospectus.
     The information set forth herein concerning Toys "R" Us and its subsidiaries has been furnished by Toys "R" Us. The Company does not have independent knowledge of the matters set forth herein concerning Toys "R" Us and its subsidiaries.

                             BABY SUPERSTORE, INC.
                          CONSOLIDATED BALANCE SHEETS

                                                                                           January 31,    January 25,
                                                                                              1996           1995
                                                                                             (Dollars in Thousands)
Assets
CURRENT ASSETS:
  Cash and cash equivalents (including $38,721 and $6,070 in overnight repurchase agreements at January 31, 1996 and
     January 25, 1995, respectively)....................................................    $  72,353       $13,681
  Marketable securities (Note 2)........................................................       35,292            --
  Receivables (Note 6)..................................................................        5,441         1,589
  Merchandise inventories...............................................................      101,402        51,511
  Prepaid income taxes..................................................................          695           425
  Other current assets..................................................................          396             2
       Total current assets.............................................................      215,579        67,208
PROPERTY AND EQUIPMENT, NET (NOTE 3)....................................................       52,046        24,056
DEBT ISSUANCE COSTS.....................................................................        3,350            --
DEFERRED INCOME TAXES (NOTE 5)..........................................................          444           578
OTHER ASSETS............................................................................          226            70
TOTAL ASSETS............................................................................    $ 271,645       $91,912
Liabilities and Shareholders' Equity
CURRENT LIABILITIES:
  Accounts payable......................................................................    $  47,400       $29,927
  Accrued expenses......................................................................        5,979         2,468
  Accrued interest......................................................................        1,760            --
  Income taxes payable..................................................................          272           261
  Deferred income taxes (Note 5)........................................................           --            86
       Total current liabilities........................................................       55,411        32,742
4 7/8% CONVERTIBLE SUBORDINATED NOTES (NOTE 4)..........................................      115,000            --
OTHER DEFERRED CREDITS (NOTE 6).........................................................        2,381         1,456
       Total liabilities................................................................      172,792        34,198
COMMITMENTS AND CONTINGENCIES (NOTES 6 AND 9)...........................................
SHAREHOLDERS' EQUITY (NOTE 7):
  Preferred Stock; 10,000,000 shares authorized and unissued............................           --            --
  Common Stock; no par value, 50,000,000 shares authorized, 19,223,184
     (January 31, 1996), and 18,317,248 (January 25, 1995) shares issued and
     outstanding........................................................................       71,108        41,625
  Retained earnings.....................................................................       27,745        16,089
       Total shareholders' equity.......................................................       98,853        57,714
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY..............................................    $ 271,645       $91,912

                See Notes to Consolidated Financial Statements.
                                       1

                             BABY SUPERSTORE, INC.
                       CONSOLIDATED STATEMENTS OF INCOME

                                                                                          Fiscal Year Ended
                                                                              January 31,    January 25,    January 26,
                                                                                 1996           1995           1994
                                                                              (53 weeks)     (52 weeks)     (52 weeks)
                                                                               (In Thousands except income per common
                                                                                               share)
NET SALES..................................................................    $ 291,155      $ 175,277      $ 104,455
COST OF SALES..............................................................      208,935        124,970         72,230
GROSS PROFIT...............................................................       82,220         50,307         32,225
SELLING, GENERAL AND ADMINISTRATIVE COSTS:
  Payroll and benefits (Note 7)............................................       30,736         19,439         12,021
  Occupancy costs..........................................................       17,306         10,176          7,133
  Depreciation and amortization............................................        5,107          2,650          1,643
  Other operating expenses.................................................       11,185          6,269          5,005
       Total selling, general and administrative costs.....................       64,334         38,534         25,802
INCOME FROM OPERATIONS.....................................................       17,886         11,773          6,423
INTEREST EXPENSE...........................................................        1,940            325            343
INTEREST INCOME............................................................       (3,094)          (358)            --
OTHER EXPENSE (INCOME), NET................................................          236            340            (11)
INCOME BEFORE INCOME TAX PROVISION.........................................       18,804         11,466          6,091
INCOME TAX PROVISION (NOTE 5)..............................................        7,148          4,357          2,315
NET INCOME.................................................................    $  11,656      $   7,109      $   3,776
NET INCOME PER COMMON SHARE................................................    $    0.60      $    0.44      $    0.25
WEIGHTED AVERAGE SHARES OUTSTANDING........................................       19,560         16,259         14,822

                See Notes to Consolidated Financial Statements.
                                       2

                             BABY SUPERSTORE, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
NOTE 1 -- OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
  Operations
     Baby Superstore, Inc. (the "Company") is a large format retailer of baby and young children's products. The Company conducts business in 18 states principally located in the southeastern and midwestern United States (operating 62 stores at January 31, 1996, 46 stores at January 25, 1995 and 39 stores at January 26, 1994).
  Accounting Estimates
     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.
  Principles of Consolidation
     The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries. All significant intercompany balances and transactions have been eliminated.
  Cash and Cash Equivalents
     The Company considers all highly liquid investments with original maturities of three months or less when purchased to be cash equivalents. At January 31, 1996 and January 25, 1995, the Company had funds invested in overnight repurchase agreements. Such investments mature on a daily basis.
  Marketable Securities
     At January 31, 1996, marketable securities consisting primarily of Federal and state debt securities with terms to maturity of three to twelve months when purchased have been categorized as held-to-maturity and as a result are stated at amortized cost.
  Merchandise Inventories
     Merchandise inventories are valued at the lower of cost, as determined using the retail method, or market.
  Property and Equipment
     Property and equipment are stated at cost. Depreciation and amortization of property and equipment are computed over estimated useful lives using principally the straight-line method as follows:

Buildings......................................................................    40 years

Leasehold improvements............................    Shorter of 15 years or term of lease

Furniture, fixtures and equipment.........................................    5 to 10 years
Vehicles..................................................................          5 years

  Trademarks
     The costs of trademarks are amortized over 5 years using the straight-line method. Total costs expended, all in fiscal 1995, for trademarks were approximately $113,000 and accumulated amortization was approximately $11,000 at January 31, 1996. The net trademarks of approximately $102,000 is included in other assets in the accompanying fiscal 1995 consolidated balance sheet.
  Debt Issuance Costs
     Debt issuance costs consist of amounts incurred in obtaining long-term financing. These costs are being amortized using the effective interest method over the term of the related debt. Accumulated amortization as of January 31, 1996 was approximately $181,000.
                                       3

                             BABY SUPERSTORE, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- Continued
NOTE 1 -- OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES -- Continued Revenue Recognition
     Revenues from retail sales are recognized at the time of sale. Merchandise returns are recorded in the period the merchandise is returned by the customer. The amount of merchandise returns is not significant to the Company's financial position or results of operations.
  Store Pre-Opening Costs
     Costs associated with the opening of new stores are expensed as incurred. Store Closing Costs
     At the time management commits to close a store, a provision is made and operations are charged for any remaining store lease obligations, net of estimated sublease income, and any estimated write-down of property and equipment that may occur upon store closure.
  Advertising Costs
     Advertising costs are expensed when incurred. The amounts incurred were $1,332,000, $999,000 and $1,017,000 in fiscal 1995, 1994 and 1993, respectively.
  Income Taxes
     The Company accounts for income taxes using the principles of Statement of Financial Accounting Standards ("SFAS") No. 109, "Accounting for Income Taxes". Under SFAS 109, deferred income taxes represent the future income tax effect of temporary differences between the book and tax bases of the Company's assets and liabilities, assuming they will be realized and settled at the amount reported in the Company's financial statements.
  Net Income Per Common Share
     Net income per common share is computed using the weighted average number of shares of Common Stock and Common Stock equivalents outstanding during each period. Common Stock and options issued within the one year period prior to the Company's initial public offering were treated as outstanding for all reported periods. The dilutive effect of stock options and warrants, treated as Common Stock equivalents, is calculated using the treasury stock method. The Company's 4 7/8% Convertible Subordinated Notes issued in September 1995 were anti-dilutive in fiscal 1995.
  Public Offerings of Common Stock and Convertible Debt
     The Company sold 2,985,750 shares of its Common Stock on September 27, 1994 in an initial public offering and an additional 613,126 shares on September 28, 1994 upon exercise by the underwriters of their over-allotment option. These 3,598,876 shares were sold at a price of $12 per share yielding net proceeds of approximately $39.6 million after deducting commissions and expenses related to the offering.
     On March 23, 1995, the Company sold an additional 793,559 shares of its Common Stock at $38.25 per share in a public offering yielding net proceeds of approximately $28.6 million after deducting commissions and expenses related to the offering.
     On September 27, 1995, the Company sold $115 million of 4 7/8% convertible subordinated notes, with net proceeds of approximately $111.5 million after deducting commissions and expenses related to the offering.
  Fiscal Year
     The Company's operations are based on a 52 or 53 week fiscal year ending on the last Wednesday in the month of January. The 1995 fiscal year ending January 31, 1996, consisted of 53 weeks while the 1994 (ended January 25, 1995) and 1993 (ended January 26, 1994) fiscal years each consisted of 52 weeks.
                                       4

                             BABY SUPERSTORE, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- Continued
NOTE 1 -- OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES -- Continued Basis of Presentation
     The Board of Directors approved a 3 for 2 stock split of the Company's Common Stock effected in the form of a stock dividend payable February 21, 1995. Accordingly, all share and per share data in the accompanying financial statements have been retroactively adjusted for all periods presented. In addition, certain prior year amounts have been reclassified to conform to the fiscal 1995 presentation.
  Effect of New Accounting Standards
     In March 1995, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of". Under SFAS No. 121, which the Company must adopt in fiscal 1996, companies must assess whether their long-lived assets have been impaired by comparing expected future cash flows generated by assets to their net book value. If the expected future cash flows are less than the net book value of the related assets, an impairment loss equal to the excess of the net book value over the fair market value is recognized. The Company has not completed its analysis of the effects of SFAS No. 121, however, the Company does not believe that adoption of the standard will have a significant adverse effect on financial position or future results of operations.
     The FASB also issued SFAS No. 123, "Accounting for Stock-Based Compensation" in October 1995. Under SFAS No. 123, companies are permitted to either adopt this new standard and record expense for stock options and other stock-based employee compensation plans based on their fair value at date of grant or continue to apply Accounting Principles Board ("APB") Opinion No. 25 and increase its footnote disclosure. The Company has decided to continue to apply APB Opinion No. 25 and, in fiscal 1996, to increase footnote disclosures to include the pro forma impact on net income and earnings per share of the application of the fair value based method of accounting.
NOTE 2 -- MARKETABLE SECURITIES
     The following is a summary of the amortized value of the held-to-maturity marketable securities as of January 31, 1996 (in thousands):

Corporate debt securities...............................................      $ 11,252
Tax exempt municipal securities.........................................        20,290
Other debt securities...................................................         3,750
  Total.................................................................      $ 35,292
Maturities of the marketable securities range from May 1, 1996 to January 1, 1997. The fair market value of the marketable securities approximates their cost.

                             BABY SUPERSTORE, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- Continued
NOTE 3 -- PROPERTY AND EQUIPMENT
     Property and equipment are summarized as follows at January 31, 1996 and January 25, 1995 (in thousands):

                                                                   January 31,    January 25,
                                                                      1996           1995
Land............................................................    $   1,858       $   406
Buildings.......................................................       10,868            --
Furniture, fixtures and equipment...............................       29,506        15,539
Leasehold improvements..........................................       21,810        11,014
Vehicles........................................................          253            93
Total...........................................................       64,295        27,052
Less accumulated depreciation and amortization..................      (12,249)       (7,380)
Construction in progress........................................           --         4,384
Net property and equipment......................................    $  52,046       $24,056

NOTE 4 -- LONG-TERM DEBT
     On September 27, 1995, the Company sold in a public offering, $115,000,000 (after exercise of underwriters' over allotment option) of 4 7/8% Convertible Subordinated Notes, due October 1, 2000. Interest is payable semi-annually on April 1st and October 1st. The notes are convertible, at the security holders' option, into Common Stock at any time on or before October 1, 2000, unless previously redeemed by the Company, at a conversion price of $53.87 per share. The notes are subordinated to all existing and future senior indebtedness of the Company. The fair market value of the notes at January 31, 1996 was approximately $122,000,000 based on quoted prices in an active market.
     As of January 31, 1996, the Company had no outstanding indebtedness with NationsBank, National Association (Carolinas) (the "Bank"). The Company and the Bank have executed a commitment to replace the Company's previous credit facility, which expired on September 30, 1995, with a one-year unsecured $25 million revolving line of credit facility and a $15 million letter of credit facility. The new facility will mature one year from the date of its closing, but will be terminable by the Company at no cost at any time prior to maturity. The interest rate under the new facility will be based upon the Company's choice of either (i) the higher of the Federal Funds Rate, plus 0.5% or the Bank's prime rate, adjusted daily, or (ii) an adjusted LIBOR-based rate plus an additional percentage based upon the Company's compliance with financial ratios established by the Bank adjusted monthly. The new facility will not include any asset-based limitations on borrowings, but will contain other covenants customarily provided for in such facilities and similar to those in the previous facility. The commitment is subject to negotiation of a definitive agreement and such negotiations are underway. In light of the Company's existing cash position and the costs and expenses that will be incurred by the Company for the unused portion of the facility following its closing, the Company is not aggressively pursuing a closing date with the Bank for the new facility.
                                       6

                             BABY SUPERSTORE, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- Continued
NOTE 5 -- INCOME TAXES
     The provision (benefit) for income taxes consists of the following (in thousands):

                                                                                        Fiscal    Fiscal    Fiscal
                                                                                         1995      1994      1993
Current:
  Federal............................................................................   $6,159    $3,659    $2,115
  State..............................................................................    1,016       697       396
Deferred:
  Federal............................................................................      (23)        1      (165)
  State..............................................................................       (4)       --       (31)
Total................................................................................   $7,148    $4,357    $2,315

     Presented below are the elements which comprise deferred income tax assets and liabilities (in thousands):

                                                                                           January 31,    January 25,
                                                                                              1996           1995
Gross deferred income tax assets:
  Real estate brokerage costs deductible for tax purposes as amortized..................      $  62          $  57
  Deferred store rents deductible for tax purposes when paid............................        708            572
  Accrued insurance and other accrued expenses deductible when paid.....................         52             --
Gross deferred income tax assets........................................................        822            629
Gross deferred income tax liabilities:
  Excess of financial statement over tax basis of property and equipment................       (303)           (52)
  Excess of financial statement over tax basis of inventory.............................         --            (85)
Gross deferred income tax liabilities...................................................       (303)          (137)
Net deferred income tax asset...........................................................      $ 519          $ 492

     The net deferred income tax asset is recognized in the accompanying balance sheets as follows (in thousands):

                                                                                           January 31,    January 25,
                                                                                              1996           1995
Current deferred income tax asset (liability)...........................................      $  75          $ (86)
Non-current deferred income tax asset...................................................        444            578
Net deferred income tax asset...........................................................      $ 519          $ 492

     Management believes that scheduled reversals of temporary differences and anticipated future taxable income will be sufficient to allow for recovery of deferred income tax assets. Accordingly, no valuation allowance was provided at January 31, 1996 or January 25, 1995.
     A reconciliation of the statutory Federal income tax rate to the annual effective income tax rate follows:

                                                                                          Fiscal     Fiscal     Fiscal
                                                                                           1995       1994       1993
Federal income tax at statutory rate...................................................    35.0%      34.0%      34.0%
State income tax, net of Federal tax benefit...........................................     3.5        4.0        4.0
Other..................................................................................     (.5)        --         --
                                                                                           38.0%      38.0%      38.0%

                             BABY SUPERSTORE, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- Continued
NOTE 6 -- LEASING ACTIVITIES
     Operating leases include principally leases for store locations. Several store leases require additional rental payments if sales exceed certain specified levels. In addition, the Company must pay property taxes, insurance and maintenance on substantially all leased store properties. Lease terms generally range from 5 to 15 years with variable renewal options. It is expected that, in the normal course of business, leases that expire will be renewed or replaced by leases on other properties; thus, it is anticipated that future minimum lease payments will not be less than the fiscal 1995 rent expense. Rent expense under operating leases was $10,986,000, $6,691,000 and $4,927,000 in fiscal 1995, 1994 and 1993, respectively, including $678,000 in fiscal 1995, $414,000 in fiscal 1994 and $115,000 in fiscal 1993, for additional rental payments required under certain store leases where sales exceeded certain specified levels.
     Rent expense for leases with rent holidays and escalation clauses is recognized on a straight-line basis over the term of the leases. At January 31, 1996 and January 25, 1995, $1,744,000 and $1,373,000, respectively, was included in other deferred credits and $92,000 and $90,000, respectively, was included in accrued expenses as a result of the accounting for leases with rent holidays and escalation clauses.
     Minimum annual rentals do not include maintenance costs, real estate taxes, insurance, or contingent rentals. At January 31, 1996, obligations under operating leases have minimum lease payments due as follows (in thousands):

Fiscal years:
  1996........................................................................   $ 11,450
  1997........................................................................     11,593
  1998........................................................................     11,690
  1999........................................................................     11,764
  2000........................................................................     11,260
  Thereafter..................................................................     58,385
Total minimum lease payments..................................................   $116,142

     During fiscal 1995, the Company entered into an agreement with a real estate brokerage firm, owned by a former director of the Company (see Note 8), whereby the Company receives a percentage of the real estate brokerage firm's net profits related to the Company's real estate leasing activities. The Company's share of such income, net of direct costs incurred, is deferred by the Company and amortized over the life of the lease on a straight-line basis. During fiscal 1995, approximately $95,000 was recognized as a reduction of occupancy costs in the accompanying 1995 consolidated statement of income. At January 31, 1996, approximately $887,000 was due from the real estate brokerage firm and approximately $78,000 and $610,000 of deferred income was included in the accompanying balance sheet as accrued expenses and other deferred credits, respectively.
NOTE 7 -- SHAREHOLDERS' EQUITY
  Stock Incentive Plan
     On July 20, 1994, the Company adopted a stock incentive plan under which 450,000 shares of the Company's Common Stock have been reserved for issuance to key employees and advisors pursuant to the exercise of options or stock appreciation rights granted under the stock incentive plan or pursuant to restricted stock awards thereunder. Information with respect to the stock incentive plan is as follows:

                                                          Fiscal 1995                            Fiscal 1994
                                              Number of Shares    Price Per Share    Number of Shares    Price Per Share
Outstanding at beginning of year...........        164,250         $       12.00               --
Options cancelled..........................         (6,500)        $ 12.00-41.50               --
Options issued.............................        260,200         $ 37.00-48.75          164,250            $ 12.00
Outstanding at end of year.................        417,950         $ 12.00-48.75          164,250            $ 12.00

                             BABY SUPERSTORE, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- Continued
NOTE 7 -- SHAREHOLDERS' EQUITY -- Continued
     At January 31, 1996 no options were exercisable under the stock incentive plan.
  Employee Stock Purchase Plan
     On June 16, 1994, the Company adopted an employee stock purchase plan pursuant to Section 423 of the Internal Revenue Code of 1986, as amended (a noncompensatory plan). 450,000 shares of the Company's Common Stock are available for issuance under the employee stock purchase plan. Under the employee stock purchase plan, eligible employees may purchase shares of the Company's Common Stock for 85% of the market price on the initial day of each designated purchase period, with the amount expended by each eligible employee limited to 15% of the employee's compensation during such purchase period. During fiscal 1995, 60,459 shares of the Company's Common Stock were purchased by employees under the employee stock purchase plan.
  Outside Director Plan
     On June 27, 1995 the shareholders approved a stock option plan for non-employee directors. Under this plan, each non-employee director of the Company is eligible to be granted, on an annual basis, five-year options to purchase 5,000 shares of Common Stock. The exercise price of all options is the fair market value at the date of grant. On June 27, 1995, options to purchase 20,000 shares of Common Stock at $46.25 were issued to four outside directors. Such options became exercisable December 28, 1995. At January 31, 1996 no options have been exercised or cancelled. The Company has reserved 120,000 shares of Common Stock under the outside director plan.
  Nonqualified Stock Option Plan
     During 1988, the Company adopted a nonqualified stock option plan for certain officers and employees. The nonqualified stock option plan was terminated during fiscal 1994. Such options provided for the purchase of the Company's Common Stock at its fair market value at the date of the grant as determined by the Board of Directors. The options granted under the nonqualified stock option plan are exercisable in whole or in part for a period of up to ten years from the date of grant.
     Information with respect to the nonqualified stock option plan is as follows:

                                                       Fiscal Year 1995                       Fiscal Year 1994
                                              Number of Shares    Price Per Share    Number of Shares    Price Per Share
Outstanding at beginning of year...........        270,000          $ 0.59-1.38           320,625          $ 0.43-1.38
Options exercised..........................             --                   --           (50,625)                0.43
Outstanding at end of year.................        270,000          $ 0.59-1.38           270,000          $ 0.59-1.38

     Options outstanding under the nonqualified stock option plan are as follows at January 31, 1996 and January 25, 1995:

  Options       Exercise        Expiration
Outstanding      Price             Date
  118,125        $ 0.59       February 1, 1999
   50,625        $ 0.85            May 3, 2000
   50,625        $ 1.38            May 3, 2001
   50,625        $ 0.59       December 7, 2002
  270,000

  Qualified Stock Option Plan
     During 1988, the Company adopted a qualified stock option plan for certain officers and employees. The qualified stock option plan was terminated during fiscal 1992. Such options provided for the purchase of Company Common Stock at its fair market value at the date of grant as determined by the Board of Directors and
                                       9

                             BABY SUPERSTORE, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- Continued
NOTE 7 -- SHAREHOLDERS' EQUITY -- Continued became exercisable five years after the date of the grant and remain exercisable for one year thereafter, after which time the options expire. Qualified stock options are cancelled for those employees who leave the Company's employment prior to the exercise date of the options owned.
     Information with respect to the qualified stock option plan is as follows:

                                            Fiscal Year 1995                             Fiscal Year 1994
                                 Number of Shares       Price Per Share       Number of Shares       Price Per Share
Outstanding at beginning of
  year........................         71,550             $ 0.85-1.38              101,925             $ 0.59-1.38
Options cancelled.............             --                      --               (4,050)              0.59-1.38
Options exercised.............        (52,650)              0.85-1.38              (26,325)                   0.59
Outstanding at end of
  year........................         18,900             $      1.38               71,550             $ 0.85-1.38

     The 18,900 options outstanding at January 31, 1996 became exercisable on January 14, 1996.
  Stock Compensation Expense
     During fiscal 1994, the Company granted the Chief Financial Officer and another employee stock options to purchase an aggregate of 40,500 shares of the Company's Common Stock at $0.71 per share. The options vested and became exercisable at the Company's initial public offering. As a result, the Company recognized compensation expense associated with these stock options of approximately $457,000, the difference between the initial public offering price and the $0.71 option price. During fiscal 1993, the Company sold to certain employees and directors an aggregate of 119,250 shares of the Company's Common Stock at $0.59 per share. Compensation expense of approximately $240,000 was recognized for the difference between the fair value, determined by independent valuation, of these shares sold and the purchase price of $0.59 per share.
  Warrants
     In consideration of certain financial consulting services, warrants for the purchase of 168,750 shares of the Company's Common Stock at an exercise price of $16.00 per share were issued in September 1994 to an investment banking firm. The Chairman of the Board, Chief Executive Officer and President of the investment banking firm is also a director of the Company. The warrants are exercisable until September 26, 1999. As of January 31, 1996, none of these warrants had been exercised.
NOTE 8 -- RELATED PARTIES
  Loans to Chief Executive Officer
     The Company made unsecured loans, bearing interest at the lower of 10% or IRS imputed rates, to its Chief Executive Officer. The maximum outstanding balance under the loans was $150,000 in fiscal 1994 until such loans were discontinued in June 1994. No borrowings were outstanding at January 31, 1996 or January 25, 1995.
  Guarantees of Chief Executive Officer
     The Company's Chief Executive Officer has provided personal guarantees with respect to the Company's bank indebtedness. In consideration of these guarantees, a payment of $70,000 was made by the Company to the Chief Executive Officer in fiscal 1993, calculated as a percentage of the available borrowings under the Company's bank indebtedness during that year. Effective October 4, 1994, the bank no longer required that the Chief Executive Officer guarantee the Company's bank indebtedness.
                                       10

                             BABY SUPERSTORE, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- Continued
NOTE 8 -- RELATED PARTIES -- Continued
  Real Estate Services
     Store site selection, lease procurement and administration services are performed by a former director of the Company. During fiscal 1995, the Company entered into a new agreement with the former director (see Note 6). The former director's company was paid approximately $6,000, $8,000 and $27,000 in fiscal 1995, 1994 and 1993, respectively, for such real estate services.
  Simpsonville Distribution Facility
     On March 8, 1995, the Company exercised an option to purchase for $1,012,500 the distribution facility that was leased from an entity that is a shareholder of the Company. Amounts paid under the lease were approximately $9,000, $99,000 and $67,000 in fiscal 1995, 1994 and 1993, respectively.
  Investment Banking Relationship
     An investment banking firm whose Chairman of the Board, Chief Executive Officer and President is a director of the Company was one of the underwriters in connection with the Company's public equity and debt offerings. The investment banking firm received commissions related to the Company's equity and debt offerings of approximately $3,524,000 and $1,944,000 in fiscal 1995 and 1994, respectively. Also, see Note 7 for warrants granted to the investment banking firm.
  Relationship with a Former Principal Shareholder
     A former principal shareholder of the Company serves as a sales representative for several of the Company's suppliers. The Company makes no payments to this former principal shareholder for his services as a sales representative for these suppliers. On the basis of information provided by this shareholder, the Company estimates that purchases from suppliers for whom this shareholder acted as a sales representative totaled approximately $12.2 million, $8.3 million and $6.2 million in fiscal 1995, 1994 and 1993, respectively.
  Outside Director Plan
     See Note 7.
  Stock Compensation Expense
     See Note 7.
NOTE 9 -- COMMITMENTS AND CONTINGENCIES
     The Company is involved in litigation arising in the normal course of business. In the opinion of management, these matters will not materially affect the financial position or future results of operations of the Company.
     The Company had outstanding letters of credit for the purchase of merchandise inventory totaling approximately $6,000,000 at January 31, 1996 and $900,000 at January 25, 1995.
     The Company has guaranteed bank loans of two suppliers totaling approximately $800,000 as of January 31, 1996. Both of the suppliers were current in payment of their obligations to the banks. Accordingly, no amounts have been recorded in the accompanying financial statements for such contingencies.
                                       11

                             BABY SUPERSTORE, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- Continued
NOTE 10 -- QUARTERLY RESULTS (UNAUDITED)
     The following is a summary of quarterly operations for the fiscal years ended January 31, 1996 and January 25, 1995 (in thousands except per share and number of stores data). The fourth quarter of fiscal 1995 consists of 14 weeks and all other quarters consist of 13 weeks. In management's opinion, the unaudited quarterly information includes all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the information shown.

                                                                                Fiscal 1995
                                                     First Quarter    Second Quarter    Third Quarter    Fourth Quarter
Net sales.........................................      $67,293          $ 64,532          $71,653          $ 87,677
Gross profit......................................       19,476            18,487           19,981            24,276
Net income........................................        3,195             3,009            2,335             3,117
Net income per common share.......................      $  0.17          $   0.15          $  0.12          $   0.16
Stores opened during the quarter..................            1                 2                7                10

                                                                                Fiscal 1994
                                                     First Quarter    Second Quarter    Third Quarter    Fourth Quarter
Net sales.........................................      $39,130          $ 38,042          $45,415          $ 52,690
Gross profit......................................       11,104            10,889           13,094            15,220
Net income........................................        2,014             1,473            1,471             2,151
Net income per common share.......................      $  0.14          $   0.10          $  0.09          $   0.11
Stores opened during the quarter..................            0                 1                5                 7

     The retailing of baby products is generally not affected by seasonal variations in demand. The timing of new store openings and related pre-opening expenses and the amount of revenue contributed by new and existing stores have caused the Company's quarterly results of operations to fluctuate.
                                       12

                       TOYS "R" US, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                                                                                           FEBRUARY 3,    JANUARY 28,
                                                                                              1996           1995
                                                                                                 (IN MILLIONS)
ASSETS
CURRENT ASSETS:
  Cash and cash equivalents.............................................................    $   202.7      $   369.8
  Accounts and other receivables........................................................        128.9          115.9
  Merchandise inventories...............................................................      1,999.5        1,999.2
  Prepaid expenses and other current assets.............................................         87.8           45.8
       Total current assets.............................................................      2,418.9        2,530.7
PROPERTY AND EQUIPMENT:
Real estate, net........................................................................      2,336.0        2,270.8
Other, net..............................................................................      1,522.2        1,398.0
Total property and equipment............................................................      3,858.2        3,668.8
Other assets............................................................................        460.4          371.7
                                                                                            $ 6,737.5      $ 6,571.2
LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
  Short-term borrowings.................................................................    $   332.8      $   122.7
  Accounts payable......................................................................      1,182.0        1,339.1
  Accrued expenses and other current liabilities........................................        438.1          382.6
  Income taxes payable..................................................................        139.9          202.5
       Total current liabilities........................................................      2,092.8        2,046.9
Long-term debt..........................................................................        826.8          785.4
Deferred income taxes...................................................................        228.7          219.9
Other liabilities.......................................................................        156.9           90.1
STOCKHOLDERS' EQUITY:
  Common stock..........................................................................         30.0           29.8
  Additional paid-in capital............................................................        542.8          521.3
  Retained earnings.....................................................................      3,692.7        3,544.6
  Foreign currency translation adjustments..............................................         12.9          (25.1)
  Treasury shares, at cost..............................................................       (846.1)        (641.7)
       Total stockholders' equity.......................................................      3,432.3        3,428.9
                                                                                            $ 6,737.5      $ 6,571.2

                See notes to consolidated financial statements.

                       TOYS "R" US, INC. AND SUBSIDIARIES

                      CONSOLIDATED STATEMENTS OF EARNINGS

                                                                                             YEAR ENDED
                                                                              FEBRUARY 3,    JANUARY 28,    JANUARY 29,
                                                                                 1996           1995           1994
                                                                                    (IN MILLIONS EXCEPT PER SHARE
                                                                                            INFORMATION)
NET SALES..................................................................    $ 9,426.9      $ 8,745.6      $ 7,946.1
COSTS AND EXPENSES:
  Cost of sales............................................................      6,592.3        6,008.0        5,494.7
  Selling, advertising, general and administrative.........................      1,894.8        1,664.2        1,497.0
  Restructuring and other charges..........................................        396.6         --             --
  Depreciation and amortization............................................        191.7          161.4          133.4
  Interest expense.........................................................        103.3           83.9           72.3
  Interest and other income................................................        (17.4)         (16.0)         (24.1)
                                                                                 9,161.3        7,901.5        7,173.3
Earnings before taxes on income............................................        265.6          844.1          772.8
Taxes on income............................................................        117.5          312.3          289.8
Net earnings...............................................................    $   148.1      $   531.8      $   483.0
Earnings per share.........................................................    $    0.53      $    1.85      $    1.63

                See notes to consolidated financial statements.

                       TOYS "R" US, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                (Amounts in millions, except per share amounts)
SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
  Fiscal Year
     The Company's fiscal year ends on the Saturday nearest to January 31. Reference to 1995, 1994 and 1993 are for the 53 weeks ended February 3, 1996 and the 52 weeks ended January 28, 1995 and January 29, 1994, respectively.
  Reclassification
     Certain amounts in the 1994 Consolidated Balance Sheet have been reclassified to conform with the 1995 presentation.
  Principles of Consolidation
     The consolidated financial statements include the accounts of the Company and its subsidiaries. All material inter-company balances and transactions have been eliminated. Assets and liabilities of foreign operations are translated at current rates of exchange at the balance sheet date while results of operations are translated at average rates in effect for the period. Translation gains or losses are shown as a separate component of stockholders' equity.
  Merchandise Inventories
     Merchandise inventories for the U.S.A. toy store operations, which represent over 61% of total inventories, are stated at the lower of LIFO (last-in, first-out) cost or market as determined by the retail inventory method. If inventories had been valued at the lower of FIFO (first-in, first-out) cost or market, inventories would show no change at February 3, 1996, or January 28, 1995. All other merchandise inventories are stated at the lower of FIFO cost or market as determined by the retail inventory method.
  Property and Equipment
     Property and equipment are recorded at cost. Depreciation and amortization are provided using the straight-line method over the estimated useful lives of the assets or, where applicable, the terms of the respective leases, whichever is shorter.
  Preopening Costs
     Preopening costs, which consist primarily of advertising, occupancy and payroll expenses, are amortized over expected sales to the end of the fiscal year in which the store opens.
  Capitalized Interest
     Interest on borrowed funds is capitalized during construction of property and is amortized by charges to earnings over the depreciable lives of the related assets. Interest of $6.1, $6.9 and $7.3 was capitalized during 1995, 1994 and 1993, respectively.
  Financial instruments
     The carrying amounts reported in the balance sheets for cash and cash equivalents and short-term borrowings approximate their fair market values.
  Forward Foreign Exchange Contracts
     The Company enters into forward foreign exchange contracts to eliminate the risk associated with currency movement relating to its short-term intercompany loan program with foreign subsidiaries and inventory purchases denominated in foreign currency. Gains and losses which offset the movement in the underlying transactions are recognized as part of such transactions. Gross deferred unrealized gains and losses on the forward
                                       15

                       TOYS "R" US, INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- Continued
SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES -- Continued contracts were not material at either February 3, 1996 or January 28, 1995. The related receivable, payable and deferred gain or loss are included on a net basis in the balance sheet. As of February 3, 1996 and January 28, 1995, the Company had approximately $205.0 and $547.0 of outstanding forward contracts maturing in 1996 and 1995, respectively, which are entered into with counterparties that have high credit ratings and with which the Company has the contractual right to net forward currency settlements.
  Stock Options
     The Company accounts for its stock compensation arrangements under the provisions of APB 25, "Accounting for Stock Issued to Employees," and intends to continue to do so.
  Use of Estimates
     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. Actual results could differ from those estimates.
RESTRUCTURING AND OTHER CHARGES
     On February 1, 1996, the Company recorded charges of $396.6 ($269.1 after tax or $.98 per share) to restructure its worldwide operations (the "restructuring") and to early adopt Financial Accounting Standards Board ("FAS No. 121"), "Accounting for the Impairment of Long-Lived Assets and Long-Lived Assets to be Disposed Of." The restructuring charge includes $184.0 related to strategic inventory repositioning, $84.4 related to the closing of 25 stores, $71.6 for the consolidation of three distribution centers and seven administrative facilities and $32.4 of other costs. The charge to early adopt FAS No. 121 was $24.2, primarily relating to a write down of certain store assets to fair value, based on discounted cash flows.
     Total restructuring and other charges are comprised of $208.8 relating to operations in the United States and $187.8 for international operations. The portion of the unused charge of $353.4 at February 3, 1996 is expected to be utilized throughout 1996, except for amounts related to long-term property and lease commitments, which will be utilized throughout 1996 and thereafter. PROPERTY AND EQUIPMENT

                                                                               Useful Life     February 3,    January 28,
                                                                               (in years)         1996           1995
Land.......................................................................                     $   802.4      $   764.8
Buildings..................................................................          45-50        1,745.3        1,627.1
Furniture and equipment....................................................           5-20        1,351.9        1,177.9
Leaseholds and leasehold improvements......................................      12 1/2-50          959.0          809.4
Construction in progress...................................................                          45.6           55.7
Leased property under capital leases.......................................                          25.1           24.9
                                                                                                  4,929.3        4,459.8
Less accumulated depreciation and amortization.............................                       1,071.1          791.0
                                                                                                $ 3,858.2      $ 3,668.8

                       TOYS "R" US, INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- Continued SEASONAL FINANCING AND LONG-TERM DEBT

                                                                                           February 3,    January 28,
                                                                                              1996           1995
British pound sterling 11% Stepped Coupon Guaranteed Bonds, due 2017....................    $   198.4      $   206.6
8 3/4% debentures, due 2021, net of expenses............................................        198.1          198.1
Japanese yen loans payable at annual interest rates from 3.45% to 6.47%, due in varying
  amounts through 2012..................................................................        178.3          192.9
8 1/4% sinking fund debentures, due 2017, net of discounts..............................         88.3           88.2
British pound sterling loan payable at 7%, due quarterly through 2001(a)................         77.3             --
Industrial revenue bonds, net of expenses (b)...........................................         74.2           74.2
Mortgage notes payable at annual interest rates from 6% to 11% (c)......................         19.2           13.0
Obligations under capital leases........................................................         12.8           14.0
                                                                                                846.6          787.0
Less current portion....................................................................         19.8            1.6
                                                                                            $   826.8      $   785.4

(a) British pound sterling loan payable is collateralized by property with a carrying value of $154.1 at February 3, 1996.
(b) Bank letters of credit of $57.1, expiring in 1997, support certain industrial revenue bonds. The Company expects the bank letters of credit expiring in 1997 will be renewed. The bonds have fixed or variable interest rates with an average rate of 4.4% at February 3, 1996.
(c) Mortgage notes payable are collateralized by property and equipment with an aggregate carrying value of $27.8 at February 3, 1996.
     The fair market value of the Company's long-term debt at February 3, 1996 was approximately $948.2. The fair market value was estimated using quoted market rates for publicly traded debt and estimated interest rates for non-public debt.
     On January 27, 1995, the Company entered into a $1 billion unsecured committed revolving credit facility expiring in February 2000. This multi-currency facility permits the Company to borrow at the lower of LIBOR plus a fixed spread or a rate set by competitive auction. The facility is available to support domestic commercial paper borrowings and to meet worldwide cash requirements.
     Additionally, the Company also has lines of credit with various banks to meet the short-term financing needs of its foreign subsidiaries. The weighted average interest rate on short-term borrowings outstanding at February 3, 1996 and at January 28, 1995 was 4.0% and 6.3%, respectively.
     The annual maturities of long-term debt at February 3, 1996 are as follows:

Year ending in
1997.......................................................................   $ 19.8
1998.......................................................................     23.3
1999.......................................................................     25.9
2000.......................................................................     26.6
2001.......................................................................     22.8
2002 and subsequent........................................................    728.2
                                                                              $846.6

                       TOYS "R" US, INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- Continued
LEASES
     The Company leases a portion of the real estate used in its operations. Most leases require the Company to pay real estate taxes and other expenses; some require additional amounts based on percentages of sales.
     Minimum rental commitments under noncancelable operating leases having a term of more than one year as of February 3, 1996 were as follows:

                                                                                     Gross                    Net
                                                                                    minimum     Sublease    minimum
Year ending in                                                                      rentals      income     rentals
1997.............................................................................   $  298.5     $ 16.1     $  282.4
1998.............................................................................      292.4       15.7        276.7
1999.............................................................................      289.4       15.1        274.3
2000.............................................................................      291.5       15.3        276.2
2001.............................................................................      287.1       15.2        271.9
2002 and subsequent..............................................................    3,340.8       52.8      3,288.0
                                                                                    $4,799.7     $130.2     $4,669.5

     Total rental expense was as follows:

                                                                                                            Year ended
                                                                              February 3,    January 28,    January 29,
                                                                                 1996           1995           1994
Minimum rentals............................................................     $ 284.3        $ 226.4        $ 180.1
Additional amounts computed as percentages of sales........................         5.6            6.3            5.6
                                                                                  289.9          232.7          185.7
Less sublease income.......................................................        17.0           10.3            7.9
                                                                                $ 272.9        $ 222.4        $ 177.8

STOCKHOLDERS EQUITY
     The common shares of the Company, par value $.10 per share, were as follows:

                                                                                           February 3,    January 28,
                                                                                              1996           1995
Authorized shares.......................................................................       650.0          650.0
Issued shares...........................................................................       300.4          298.0
Treasury shares.........................................................................        27.3           18.2

     Earnings per share is computed by dividing net earnings by the weighted average number of common shares outstanding after reduction for treasury shares and assuming exercise of dilutive stock options computed by the treasury stock method using the average market price during the year.
     Weighted average number of shares used in computing earnings per share were as follows:

                                                                                                            Year ended
                                                                              February 3,    January 28,    January 29,
                                                                                 1996           1995           1994
Common and common equivalent shares........................................       276.9          287.4          296.5

     Effective January 1, 1996, the Company formed a new parent company (the "Surviving Company"), thus making the former parent company (the "Predecessor Company") a wholly-owned subsidiary of the Surviving Company. As a result of this corporate inversion, each share of common stock of the Predecessor Company was converted into one share of common stock of the Surviving Company.
                                       18

                       TOYS "R" US, INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- Continued
STOCKHOLDERS EQUITY -- Continued
     In April 1994, the Company entered into an agreement with Petrie Stores Corporation ("Petrie"), the then holder of 14% of the Company's outstanding Common Stock. Pursuant to such agreement, the Company consummated a transaction with Petrie on January 24, 1995, wherein 42.1 shares of the Company's common stock were issued from its treasury in exchange for 39.9 shares of the Company's common stock and $165.0 in cash.
TAXES ON INCOME
     The provisions for income taxes consist of the following:

                                                                                                            Year ended
                                                                              February 3,    January 28,    January 29,
                                                                                 1996           1995           1994
Current:
  Federal..................................................................     $ 137.1        $ 251.6        $ 200.3
  Foreign..................................................................        26.7           29.2           17.3
  State....................................................................        20.4           46.0           35.7
                                                                                  184.2          326.8          253.3
Deferred:
  Federal..................................................................      (21.8)            8.9           50.0
  Foreign..................................................................      (41.6)         (24.7)         (16.2)
  State....................................................................       (3.3)            1.3            2.7
                                                                                 (66.7)         (14.5)           36.5
Total......................................................................     $ 117.5        $ 312.3        $ 289.8

     Deferred tax liabilities and deferred tax assets reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. The Company had gross deferred tax liabilities of $313.7 at February 3, 1996 and $270.9 at January 28, 1995, which consist primarily of temporary differences related to fixed assets of $245.0 and $217.0, respectively. The Company had gross deferred tax assets of $252.4 at February 3, 1996 and $129.9 at January 28, 1995, which consist primarily of tax benefits from the restructuring of $122.1 in 1995, foreign start-up net operating losses of $108.9 and $94.0 and operating costs not currently deductible for tax purposes of $3.4 and $25.4, respectively. Valuation allowances were not significant.
     A reconciliation of the federal statutory tax rate with the effective tax rate follows:

                                                                                                            Year ended
                                                                              February 3,    January 28,    January 29,
                                                                                 1996           1995           1994
Statutory tax rate.........................................................       35.0%          35.0%          35.0%
State income taxes, net of federal income tax benefit......................        3.4            3.7            3.2
Foreign....................................................................       (1.3)          (0.4)          (0.5)
Restructuring and other charges............................................        7.2             --             --
Other, net.................................................................       (0.1)          (1.3)          (0.2)
                                                                                  44.2%          37.0%          37.5%

     Deferred income taxes are not provided on unremitted earnings of foreign subsidiaries that are intended to be indefinitely invested. Unremitted earnings were approximately $167.0 at February 3, 1996, exclusive of amounts that if remitted would result in little or no tax under current U.S. tax laws. Net income taxes of approximately $57.0 would be due if these earnings were to be remitted.
                                       19

                       TOYS "R" US, INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- Continued
PROFIT SHARING PLAN
     The Company has a profit sharing plan with a 401(k) salary deferral feature for eligible domestic employees. The terms of the plan call for annual contributions by the Company as determined by the Board of Directors, subject to certain limitations. The profit sharing plan may be terminated at the Company's discretion. Provisions of $32.3, $31.4 and $30.0 have been charged to operations in 1995, 1994 and 1993, respectively.
STOCK OPTIONS
     The Company has Stock Option Plans (the "Plans") which provide for the granting of options to purchase the Company's common stock to substantially all employees and non-employee directors of the Company. The Plans provide for the issuance of non-qualified options, incentive stock options, performance share options, performance units, stock appreciation rights, restricted shares and unrestricted shares. The majority of the options become exercisable and vest approximately five years from the date of grant. Certain non-qualified options become exercisable nine years from the date of grant, however the exercise date of all or a portion of such options may be accelerated if the price of the Company's common stock reaches certain target amounts. The options granted to non-employee directors are exercisable 20% each year on a cumulative basis commencing one year from the date of grant.
     In addition to the aforementioned plans, 2.9 stock options were granted to certain senior executives during the period from 1988 to 1993 pursuant to individual plans. These options are exercisable 20% each year on a cumulative basis commencing one year from the date of grant.
     The exercise price per share of all options granted has been the average of the high and low market price of the Company's common stock on the date of grant. Most options must be exercised within ten years from the date of grant. At February 3, 1996, an aggregate of 37.5 shares of authorized common stock was reserved for all of the Plans noted above, of which 17.1 were available for future grants. All outstanding options expire at dates varying from May 1996 to December 2005.
     Stock option transactions are summarized as follows:

                                                                                        Shares Under Option
                                                                                             Non-
                                                                              Incentive    Qualified     Price Range
Outstanding January 28, 1995...............................................         .4        19.0      $ 7.68 - 40.94
Granted....................................................................         --        13.4       22.06 - 28.94
Exercised..................................................................        (.2)        (.9)       9.52 - 27.81
Canceled...................................................................         --       (11.3)       7.68 - 40.94
Outstanding February 3, 1996...............................................         .2        20.2      $12.11 - 40.94
Options exercisable at February 3, 1996....................................         .2         8.2

     In May 1995, the Company granted non-qualified stock options at the then average market price of $25.44 per share to all employees, except for certain management employees and executive officers, in replacement of options with exercise prices ranging from $30.44 to $40.94, subject to the employees surrendering their outstanding options. Of the new options, 25% become exercisable May 17, 1997, 25% become exercisable May 17, 1998, with the remaining balance exercisable on or after May 17, 1999. All such options expire on May 17, 2000. The management employees referred to above were also granted similar options, but received fractional shares for each surrendered share. Such options became exercisable six months from the date of grant and expire after eight years, nine months.
     In order to promote increased employee share ownership, a restoration feature was added to encourage the early exercise of options and retention of shares. This feature provides for the grant of new options when previously owned shares of Company stock are used to exercise existing options. Restoration option grants are non-dilutive as they do not increase the combined number of shares of Company stock and options held by an
                                       20

                       TOYS "R" US, INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- Continued
STOCK OPTIONS -- Continued
employee prior to exercise. The new options are granted at a price equal to the fair market value on the date of the new grant, become exercisable six months from the date of grant and generally expire on the same date as the original grant that was exercised.
     The exercise of nonqualified stock options results in state and federal income tax benefits to the Company related to the difference between the market price at the date of exercise and the option price.
FOREIGN OPERATIONS
     Certain information relating to the Company's foreign operations is set forth below. Corporate assets include all cash and cash equivalents and other related assets.

                                                                                                            Year ended
                                                                              February 3,    January 28,    January 29,
                                                                                 1996           1995           1994
Sales
  Domestic.................................................................    $ 6,791.5      $ 6,644.8      $ 6,278.6
  Foreign..................................................................      2,635.4        2,100.8        1,667.5
Total......................................................................    $ 9,426.9      $ 8,745.6      $ 7,946.1
Operating Profit
  Domestic.................................................................    $   432.8(a)   $   778.7      $   724.9
  Foreign..................................................................        (74.2)(b)      140.8          102.9
General corporate expenses.................................................         (7.1)         (7.5)          (6.8)
Interest expense, net......................................................        (85.9)        (67.9)         (48.2)
Earnings before taxes on income............................................    $   265.6      $   844.1      $   772.8
Identifiable Assets
  Domestic.................................................................    $ 4,013.2      $ 3,950.5      $ 3,630.9
  Foreign..................................................................      2,483.0        2,216.1        1,694.6
  Corporate................................................................        241.3          404.6          824.1
Total......................................................................    $ 6,737.5      $ 6,571.2      $ 6,149.6

(a) After restructuring and other charges of $208.8.
(b) After restructuring and other charges of $187.8.
                                       21

                             BSST ACQUISITION CORP.
                                 BALANCE SHEET

                                                                                                       December 30,
                                                                                                           1996
                                                                                                       (unaudited)
Assets
Cash................................................................................................       $100
                                                                                                           $100
Liabilities and Shareholders' Equity
LIABILITIES.........................................................................................       $  0
SHAREHOLDERS' EQUITY:
  Common stock......................................................................................       $100
  Retained earnings.................................................................................         --
     Total shareholders' equity.....................................................................       $100
                                                                                                           $100

                                       22